Patrick Industries, Inc. Reports First Quarter 2011 Financial Results

ELKHART, Ind., April 28, 2011 /PRNewswire/ -- Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle ("RV"), manufactured housing ("MH") and industrial markets, today reported its financial results for the first quarter ended March 27, 2011.

For the first quarter of 2011, Patrick reported an increase in net sales of $6.0 million or 9.4%, to $69.5 million from $63.5 million in the 2010 period reflecting the impact of an acquisition completed during the third quarter of 2010 and increased market penetration. According to industry associations, wholesale unit shipments in the RV industry, which represented 65% of the Company's sales in the quarter, increased approximately 9% in the first quarter of 2011 compared to the prior year period. The Company estimates that unit shipments in the MH industry, which represented 20% of the Company's first quarter sales, were down approximately 18% from the first quarter of 2010. The industrial market sector, which accounted for 15% of the Company's first quarter 2011 sales and is tied to the residential housing market, saw new housing starts decrease by approximately 10% from the first quarter of 2010.

The Company reported a net loss of $1.2 million or $0.13 per diluted share in the first quarter of 2011. The net loss was impacted by non-cash charges related to the refinancing of Patrick's former credit facility, including $0.6 million or $0.06 per diluted share for the write-off of the remaining unamortized loss on interest rate swaps that were terminated and paid off during the quarter and the write-off of $0.4 million or $0.04 per diluted share for financing costs, as well as a non-cash charge of $0.3 million or $0.03 per diluted share related to mark-to-market accounting for common stock warrants. This compares to net income of $0.9 million or $0.09 per diluted share in the same period of 2010 which included a net gain on the sale of fixed assets of $2.8 million or $0.28 per diluted share, partially offset by a non-cash charge of $0.3 million or $0.03 per diluted share related to stock warrant accounting.

Gross profit as a percentage of net sales rose to 11.4% from 10.2% in 2010 primarily reflecting improved labor and production efficiencies at one of our significant manufacturing operating units that resulted from organizational changes, process changes, and pricing improvements implemented in the fourth quarter of 2010 and into the first quarter of 2011.

As previously announced, on March 31, 2011, the Company entered into a new credit agreement with Wells Fargo Capital Finance, LLC ("WFCF") to establish a four-year $50.0 million revolving secured senior credit facility (the "2011 Credit Facility"). In conjunction with the establishment of the 2011 Credit Facility, all of the Company's outstanding short-term indebtedness has been classified as a long-term liability as of March 27, 2011. Additional subordinated debt financing of $5.0 million, in the form of secured senior subordinated notes, was provided by Tontine Capital Overseas Master Fund II, L.P., a significant shareholder of Patrick, and Northcreek Mezzanine Fund I, L.P. As part of the consideration for the notes, the Company issued warrants to purchase 125,000 shares of common stock to each of Tontine and Northcreek at an exercise price of $0.01 per share. Additionally, the Company terminated and paid off its two interest rate swap agreements on March 25, 2011. The swap agreements had a total fair value of $1.1 million on the termination date. The remaining unamortized loss on the swaps of $0.6 million, previously included in accumulated other comprehensive loss, was charged to interest expense in the first quarter of 2011.

"In conjunction with the support of our new credit facility and our organizational strategic agenda, we plan to continue to make targeted capital investments and acquisitions to support our new business initiatives and leverage our operating platform to more fully integrate sales efforts to broaden customer relationships and proactively meet customer demand," said Todd Cleveland, President and CEO. "We anticipate that the new credit facility will provide Patrick with the ability to meet both its short-term and long-term operating needs over the next four years. As we move through the remainder of 2011 with the expectation of fluctuating market conditions, we are excited about, and remain focused on, gaining market share, new product introductions and product line extensions, strategic acquisitions in our existing businesses and similar markets, and increasing brand recognition."

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 12 states. Patrick's major manufactured products include decorative vinyl and paper panels, wrapped profile mouldings, cabinet doors and components, interior passage doors, slotwall and slotwall components, and countertops. The Company also distributes drywall and drywall finishing products, electronics, adhesives, wiring, electrical and plumbing products, cement siding, interior passage doors, roofing products, laminate flooring, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

(thousands except per share data)	FIRST QUARTER ENDED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)	Mar. 27, 2011	Mar. 28, 2010
NET SALES	$ 69,485	$ 63,500
Cost of goods sold	61,595	57,022
Gross profit	7,890	6,478
Operating expenses:
Warehouse and delivery	3,113	2,634
Selling, general and administrative	3,857	3,806
Amortization of intangible assets	172	126
Gain on sale of fixed assets	(24)	(2,791)
Total operating expenses	7,118	3,775
OPERATING INCOME	772	2,703
Stock warrants revaluation	270	282
Interest expense, net	1,737	1,511
Income (loss) before income taxes	(1,235)	910
Income taxes	-	-
NET INCOME (LOSS)	$ (1,235)	$ 910

BASIC NET INCOME (LOSS) PER COMMON SHARE	$ (0.13)	$ 0.10

DILUTED NET INCOME (LOSS) PER COMMON SHARE	$ (0.13)	$ 0.09

Weighted average shares outstanding - Basic	9,452	9,270
- Diluted	9,452	9,852

(thousands)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	Mar. 27, 2011	Dec. 31, 2010
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$ 4,850	$ 1,957
Trade receivables, net	25,804	10,190
Inventories	23,335	22,723
Prepaid expenses and other	1,779	2,258
Total current assets	55,768	37,128

Property, plant and equipment, net	22,361	23,172
Goodwill and other intangible assets, net	10,695	10,867
Deferred financing costs, net	593	325
Other non-current assets	525	3,325
TOTAL ASSETS	$ 89,942	$ 74,817

CURRENT LIABILITIES
Current maturities of long-term debt	$ -	$ 16,983
Short-term borrowings	-	19,250
Accounts payable	24,737	8,204
Accrued liabilities	4,656	5,628
Total current liabilities	29,393	50,065

Long-term debt, less current maturities	37,395	-
Deferred compensation and other	4,168	5,290
Deferred tax liabilities	1,326	1,326
TOTAL LIABILITIES	72,282	56,681

SHAREHOLDERS' EQUITY	17,660	18,136
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 89,942	$ 74,817

CONTACT: Julie Ann Kotowski, Patrick Industries, Inc., +1-574-294-7511, kotowskj@patrickind.com